EXHIBIT 10.127

AMENDED AND RESTATED PROMISSORY NOTE FROM WELLS 1901 MARKET, LLC TO

WELLS OPERATING PARTNERSHIP, L.P. RELATING TO 1901 MARKET STREET

PHILADELPHIA BUILDING

AMENDED AND RESTATED

PROMISSORY NOTE

RECITALS

WHEREAS, on December 18, 2003, WELLS 1901 MARKET, LLC, a Delaware limited liability company (“Maker”), acquired all of the limited liability company interests in a Delaware limited liability company owning commercial real property located at 1901 Market Street, Philadelphia, Pennsylvania (the “LLC Interest”); and

WHEREAS, in connection with the acquisition of the LLC Interest, Maker borrowed One Hundred and Sixty Million Dollars ($160,000,000.00) from WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Holder”), and Maker issued a promissory note in favor of Holder (the “Original Note”) reflecting the terms of Maker’s indebtedness to Holder; and

WHEREAS, in order to match more accurately the cash-flow stream received from Maker’s ownership of the LLC Interest with Maker’s payment obligations under the Original Note, Maker and Holder are now desirous of amending the terms of the Original Note, and to modify certain other terms of the Original Note.

NOW, THEREFORE, the Original Note is hereby amended and restated in its entirety to read as follows:

$160,000,000.00	Atlanta, Georgia
December 18, 2003

FOR VALUE RECEIVED, WELLS 1901 MARKET LLC, a Delaware limited liability company (“Maker”), having its principal office at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, promises to pay to WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Holder”), having its principal office at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, or order, without offset, at its principal office in Norcross, Georgia, or at such other place as may be designated in writing by Holder, the principal sum of ONE HUNDRED AND SIXTY MILLION AND NO/100 DOLLARS ($160,000,000.00), in lawful money of the United States of America, together with interest thereon at the rate (“Interest Rate”) of seven percent (7%) per annum, payable as follows:

(a)	interest in the approximate amount of One Million Five Hundred Twenty-Four Thousand, Four Hundred Forty-Four and 39/100 Dollars ($1,524,444.39) shall be due and payable on February 5, 2004;

(b)	thereafter, monthly payments (“Payments”) of interest only in the amount of Nine Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($933,333.33) shall be made, commencing on the fifth (5th) day of March, 2004, and payable on the fifth (5th) day of each and every month thereafter until and including December 5, 2013; and

(c)	on December 18, 2013 (the “Maturity Date”), Maker shall pay to Holder a “balloon payment” consisting of the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and any other obligations (“Obligations”) then unpaid pursuant to this Note or that certain Pledge of Membership Interest dated concurrently herewith entered into by Wells 1901 Market Business Trust, the sole member of Maker, and Holder (the “Loan Instruments”).

Holder shall apply each Payment, when received, first to the Obligations, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof. All other interest payments required hereunder shall be computed on the basis of a 360 day year comprised of twelve (12) 30 day months.

This Note is secured by a pledge of the sole membership interest in Maker (the “Collateral”), dated as of the date hereof, from Wells 1901 Market Business Trust, a Delaware statutory trust which is the sole member of Maker, to Holder. The terms and provisions of the Loan Instruments, other than this Note, are hereby fully incorporated into this Note by reference.

From and after the earlier to occur of an Event of Default (as hereinafter defined) or the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Increased Rate”) equal to the Interest Rate plus ten percentage points (10%), unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.

The failure to make any Payment within five business days of the due date thereof (which, together with any default under any of the Loan Instruments, shall each constitute for purposes of this Note, an “Event of Default”) will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such failure, Maker shall pay, without regard to any grace or cure period, a late charge (“Late Charge”) of ten percent (10%) of each such overdue Payment, unless such Late Charge is waived n writing by Holder. Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty, and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law.

Maker may prepay the outstanding principal balance of this Note (in whole but not in part), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that Maker gives Holder not less than 15 days prior written notice of

Maker’s intention to make such prepayment, and provided further that, in addition to paying the entire outstanding principal balance of this Note, all accrued interest thereon and any other outstanding Obligations, Maker pays to Holder the Make-Whole Amount, as defined below, if applicable. Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within 30 days of the date specified in Maker’s prepayment notice as the designated date for prepayment.

The “Make-Whole Amount” with respect to any prepayment that occurs before December 18, 2004, shall be an amount equal to five percent (5%) of the principal balance of the Note at the time of such prepayment. The “Make Whole Amount” with respect to any prepayment that occurs from and after December 18, 2004 but prior to December 18, 2005 shall be an amount equal to four percent (4%) of the principal balance of the Note at the time of such prepayment. The “Make Whole Amount” with respect to any prepayment that occurs from and after December 18, 2005 but prior to December 18, 2006 shall be an amount equal to three percent (3%) of the principal balance of the Note at the time of such prepayment. The “Make-Whole Amount” with respect to any prepayment that occurs from and after December 18, 2006 but prior to December 18, 2007 shall be an amount equal to two percent (2%) of the principal balance of the Note at the time of such prepayment. The “Make Whole Amount” with respect to any prepayment that occurs from and after December 18, 2007 but prior to December 18, 2008, shall be an amount equal to one percent (1%) of the principal balance of the Note at the time of any prepayment. The “Make Whole Amount” with respect to any prepayment that occurs from and after December 18, 2008 shall be zero.

If the outstanding principal balance of this Note or any portion thereof shall become due and payable or shall be paid as a result of (a) an Event of Default (which Event of Default shall be conclusively deemed to be a willful default made for the purpose of avoiding payment of the Make-Whole Amount), or (b) the exercise by Maker or any other person of any right of redemption or the taking by Maker or any other person of any other action to prevent a foreclosure of the Collateral then Maker shall pay to Holder the Make-Whole Amount computed, as provided in the preceding paragraph, on the date of such Event of Default, exercise, or action, as applicable.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, and in addition to the Make-Whole Amount, if applicable, (a) all costs, including, without limitation, attorneys’ fees in the amount of fifteen percent (15%) of the outstanding principal and interest due on the Note and expense, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the Collateral, (b) all Late Charges due pursuant to this Note, and (c) interest, at the Increased Rate, computed on the amount of the Obligations.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the State of Georgia, and all interest payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rate of interest applicable to this Note or any other Loan Instrument (“Legal Rate”) allowed under the usury laws of the State of Georgia, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest (whether designated as interest, Late Charges, Make-Whole Amount or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provision of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, notice of acceleration, demand for payment and diligence in collection of this Note or the Loan Instruments, and any and all other notices and matters of a like nature. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and-Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

If an Event of Default has occurred (and regardless of whether or not it has been cured), Holder may exercise any and all Remedies, and shall have full recourse against Maker which shall be personally liable for the payment of the Obligations in full.

If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday, then such payment shall be due and payable on the immediately following business day.

“Maker” and “Holder” shall be deemed to include the respective legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia, other than such laws with respect to conflicts of laws.

In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Instruments, the terms of this Note shall prevail.

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IN WITNESS WHEREOF, Maker has executed this Note under seal on the date first written above.

Signed, sealed and delivered in the presence of:	MAKER:

/s/ Martha Cory	WELLS 1901 MARKET, LLC, a Delaware limited liability company

Unofficial Witness
L. A. Wolek Notary Public	By:	Wells 1901 Market Business Trust A Delaware statutory trust as its Sole Member

My commission expires:

	By:	/s/ Douglas P. Williams

(NOTARY SEAL)		Douglas P. Williams, Trustee

This Amended and Restated

Promissory Note is hereby

acknowledged and agreed to, to be

effective as of December 18, 2003,

by:

HOLDER:

WELLS OPERATING PARTNERSHIP, L.P.

a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc.

a Maryland corporation

Its General Partner

By:	/s/ Douglas P. Williams

Douglas P. Williams, Executive Vice President